UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 1, 2007

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company (“OG&E”), a regulated electric utility with approximately 762,000 customers in Oklahoma and western Arkansas, and Enogex Inc. and its subsidiaries (“Enogex”), a natural gas pipeline business with principal operations in Oklahoma.

On November 1, 2007, the Company issued a press release describing the Company’s consolidated financial results for the quarter ended September 30, 2007, which is furnished as Exhibit 99.01 and incorporated herein by reference. As described in the press release, the Company reported net income of $1.37 per diluted share for the quarter ended September 30, 2007, compared with $1.31 per diluted share for the quarter ended September 30, 2006. Higher net income in the third quarter of 2007 was primarily due to increased gross margins on revenues at Enogex, which reported improved operating income in each of its business segments in the third quarter of 2007 as compared to the same period in 2006, and a lower effective tax rate for OG&E. Also, the Company reaffirmed its 2007 consolidated earnings guidance at $2.30 to $2.50 per diluted share. For further information, see the press release attached as Exhibit 99.01.

OG&E posted net income of $1.18 per diluted share in the third quarter of 2007, compared with $1.16 per diluted share in the third quarter of 2006. Enogex posted net income of $0.22 per diluted share in the third quarter of 2007, compared with $0.13 per diluted share in the third quarter of 2006. The holding company posted a loss of $0.03 per diluted share in the third quarter of 2007, compared to net income of $0.02 per diluted share in the third quarter of 2006.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description

99.01	Press release dated November 1, 2007, announcing OGE
Energy Corp. Announces 3rd Quarter Results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller – Chief Accounting Officer

November 1, 2007

Exhibit 99.01

OGE Energy Corp. Announces 3rd Quarter Results

Higher earnings for Enogex pipeline overcome cool summer’s impact on OG&E

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex Inc., today reported earnings of $1.37 per diluted share for the three months ended Sept. 30, 2007, compared with earnings of $1.31 per diluted share for the third quarter of 2006.

Higher earnings in the 2007 quarter were primarily due to increased gross margins at Enogex, which reported improved operating income in each of its business segments in the third quarter compared to a year ago, and a lower effective tax rate for OG&E.

OG&E, a regulated electric utility, posted earnings of $1.18 per diluted share in the third quarter, compared with $1.16 per diluted share last year. Enogex, a natural gas pipeline business, recorded earnings of $0.22 per diluted share, compared with $0.13 per diluted share in the year-ago quarter. The holding company posted a loss of $0.03 per diluted share, compared to earnings of $0.02 per diluted share a year ago.

“It was another quarter of solid business performance, especially in light of the mild summer weather we experienced,” said Peter B. Delaney, OGE Energy chairman, president and CEO. “We continue to execute on our strategy, including the succession plan for new leadership instituted by our late chairman, Steve Moore. He left us with plans for growth and we will pursue those plans as we move ahead.”

For the nine months ended Sept. 30, OGE Energy reported net income of $207 million, or $2.24 per diluted share, compared with $240 million, or $2.61 per diluted share in the first nine months of 2006 (when income from continuing operations was $204 million, or $2.22 per diluted share). Gross margins were $895 million in the first nine months of 2007, up from $887 million in the 2006 period; operating income was $382 million in the first nine months of 2007, compared with $390 million in the same period of 2006.

Discussion of Third Quarter 2007

OGE Energy reported consolidated operating revenues of $1 billion in the third quarter of 2007, compared with $1.1 billion a year earlier. The third-quarter gross margin on revenues was $392 million, compared with $382 million in the year-earlier quarter. Operating income was $218 million in the third quarter, compared with $221 million in the year-earlier quarter. Net income was $127 million in the third quarter, compared to $121 million a year ago.

OG&E reported gross margin on revenues of $306 million in the third quarter, compared with $315 million in the comparable quarter last year, primarily due to lower revenues associated with summertime weather that was 5 percent cooler compared to the third quarter of 2006. Lower margins were offset, however, by a lower effective tax rate due primarily to wind power production credits that began in 2007 associated with OG&E’s Centennial wind farm. Net income at OG&E was $109 million, compared with $107 million in the third quarter of 2006.

Enogex reported gross margin on revenues of $86 million in the third quarter, compared with $67 million in the comparable quarter last year. Margins were higher in all business segments – transportation and storage, gathering and processing and marketing – with higher volumes, increased well connects and system growth amid a sustained robust business environment in natural gas and related products. Net income at Enogex was $20 million, compared with $12 million in the third quarter of 2006.

2007 Outlook

OGE Energy consolidated earnings guidance for 2007 remains $2.30 - $2.50 per diluted share. The guidance assumes approximately 92.5 million average diluted shares outstanding and normal weather for the remainder of the year.

The 2007 guidance includes:

•	OG&E, $1.49 to $1.59 per diluted share on net income of $138 million to $147 million.
•	Enogex, $0.83 to $0.92 per share on net income of $77 million to $85 million.
•	Holding company, a loss of $0.01 to $0.02 per share on a net loss of $1 million to $2 million.

Conference Call Webcast

OGE Energy will host a conference call for discussion of the results and the outlook for the rest of 2007 on Thursday, Nov. 1, at 8 a.m. CST. The conference, hosted by James R. Hatfield, senior vice president and CFO, will be available through www.oge.com.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 762,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex Inc., a natural gas pipeline business with principal operations in Oklahoma.

Some of the matters discussed on this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures; the Company’s ability and the ability of its subsidiaries to obtain financing on favorable terms; prices of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other; business conditions in the energy industry; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; federal or state legislation and regulatory decisions (including the decisions related to the deferral of capitalized costs associated with the cancelled Red Rock power plant project) and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company’s markets; environmental laws and regulations that may impact the Company’s operations; changes in accounting standards, rules or guidelines; the discontinuance of regulated accounting principles under SFAS No. 71; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company’s nonregulated business compared with the Company’s regulated utility business; the impact of the proposed initial public offering of limited partner interests of OGE Enogex Partners L.P.; and other risk factors listed in the reports filed by the Company with the Securities and  Exchange Commission  including Risk  Factors and  Exhibit 99.01 to the Company’s Form 10-K for the year ended December 31, 2006.

*Note: Consolidated Statements of Income, Financial and Statistical Data attached.